Exhibit 99.1

PRESS RELEASE

CYTODYN ANNOUNCES CONSULTING ARRANGEMENT WITH SDG, LLC

Lutz, Florida, September 8, 2011 – CytoDyn Inc. (the “Company”) (OTC:CYDY.PK), a biotechnology company focused on the development of new therapies for combating infection with immune deficiency viruses, announced today that it has entered into a consulting arrangement with SDG, LLC (“SDG”), a regulatory advisory service firm located in Cambridge, Massachusetts (www.sdgltd.com) for regulatory advice and strategic planning with the U.S. Food and Drug Administration (FDA). The Company intends to work in conjunction with the principals of SDG to organize, request, and participate in a planning meeting with the FDA and to prepare the filing of the Company’s investigational new drug application (IND) to allow initiation of human trials for the humanized version of the Company’s lead product Cytolin®.

“The Company feels that the experience and background of the principals of SDG will greatly assist us in attempting to advance our scientific and commercial goals,” commented Kenneth J. Van Ness, President and Chief Executive Officer of the Company. “We look forward to expanding the relationship with SDG in the future, and to bringing their talents to the Company to assist in the development of regulatory strategy and preparation of required FDA filings. In addition to the development of an IND for our lead product Cytolin®, we expect to work with SDG to prepare and file an investigational new animal drug (INAD) application with the FDA to advance the study of our proposed new treatment for feline immunodeficiency virus (FIV) in cats,” commented Mr. Van Ness.

Dr. Allan Green, Co-Managing Director of SDG stated that “All of us at SDG look forward to working with the Company to try to help the Company to accurately assess FDA regulatory risks, requirements and opportunities and to assist the Company in taking decisive action to attempt to help the Company in achieving its scientific and commercial goals.”

Forward Looking Statements

The Press Release includes forward-looking statements and includes forward-looking information within the meaning of United States securities laws. These statements and this information represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. The words “believe,” “estimate,” “expect,” “intend,” “attempt,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.

For more information please contact:

Douglas E. Jacobson

Controller

(813) 527-6969